Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-138742) pertaining to the Learning Ventures, Inc. 1993 Stock Option Plan, the Capella Education Company 1999 Stock Option Plan, and the Capella Education Company 2005 Stock Incentive Plan of our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of Capella Education Company, and the effectiveness of internal control over financial reporting of Capella Education Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP
Minneapolis, Minnesota
February 21, 2013